SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 13, 2010

ZAGG Incorporated
(Exact name of registrant as specified in its charter)

Nevada	000-52211	20-2559624
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3855 South 500 West, Suite J Salt Lake City, Utah	84115
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (801) 263-0699

___________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01 Entry into a Material Definitive Agreement.

ZAGG Incorporated (the “Company”) entered into (i) a Loan Agreement dated May 13, 2010 (the “Loan Agreement”) with U.S. Bank National Association (“U.S. Bank”), and (ii) a Security Agreement dated May 13, 2010 with U.S. Bank (the “Security Agreement”) and related agreements described in the Loan Agreement and/or Security Agreement.

The Loan Agreement provides for revolving loans and other financial accommodations to or for the benefit of the Company of up to $5 million, to be used for working capital and other corporate purposes.  The Company’s obligations under the Loan Agreement and all related agreements are secured by all or substantially all of the Company’s assets.  The obligation of U.S. Bank to make advances under the Loan Agreement is subject to the conditions set forth in the Loan Agreement.
The Loan Agreement and the credit facility mature on May 13, 2011.

Advances under the Loan Agreement bear interest at LIBOR plus 2%.  The default rate of interest is 3% per annum over the otherwise applicable interest rate.  In addition to the accrual of interest at the default rate, in the event a payment is more than fifteen days past due, the Company shall pay a late fee equal to five percent of the missed payment.

Monthly payments of accrued interest shall be due and payable on the fifth day of each month, commencing with June 5, 2010, and continuing on the fifth day of each month thereafter.
At maturity, the entire outstanding principal balance, all remaining accrued and unpaid interest and all other amounts outstanding are be due and payable in full to U.S. Bank.

The Loan Agreement contains customary representations and warranties, certain affirmative and negative covenants as well as events that constitute events of default.  The occurrence of an event of default could result in the acceleration of the obligations under the Loan Agreement. The Loan Agreement requires the Company to maintain a fixed charge coverage ratio of no less than 1.25 to 1.00 measured quarterly on a trailing twelve month basis and a leverage ratio of no greater than 2.0 to 1.0 measured quarterly on a trailing twelve month basis.  The Loan Agreement’s affirmative covenants require the Company to, among other things, deliver its financial statements, comply with applicable laws, and maintain its taxes and insurance.  The Loan Agreement’s negative covenants limit or restrict the Company's ability to, among other things, refund indebtedness or fund a distribution to equity holders, grant liens, or consummate mergers or the sale of assets.  Certain of these covenants are subject to certain exceptions which are outlined in the Loan Agreement.

The Loan Agreement, the Security Agreement and the related Revolving Promissory Note and Trademark Security Agreement are filed as exhibits to this Current Report on Form 8-K, and reference is hereby made to such documents for a more complete description of the terms of the agreements and the facility.

Item 1.02 Termination of Material Definitive Agreement.

In connection with its execution and delivery of the Loan Agreement and other agreements described or referenced in Item 1.01, the Company terminated its accounts receivable loan agreement with Faunus Group International, Inc. (“Faunus”), which is disclosed in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 15, 2009.  Under the agreement with Faunus, the Company is subject to provisions that require the Company to surrender $75,000.00 to terminate the agreement.

SECTION 2 – FINANCIAL INFORMATION

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 is incorporated herein by reference.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Loan Agreement dated as of May 13, 2010
10.2	Security Agreement dated as of May 13, 2010
10.3	Revolving Promissory Note dated as of May 13, 2010
10.4	Trademark Security Agreement dated as of May 13, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZAGG Incorporated

By:           / s/ BRANDON T. O’BRIEN
Brandon T. O’Brien
Chief Financial Officer
Date:           May 14, 2010